EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement Nos. 333-101027 and No. 333-101029 on Form S-3 of Olin Corporation; Registration Statement No. 333-138238 on Form S-4 of Olin Corporation; and Registration Statement Nos. 33-00159, 33-52681, 33-40346, 33-41202, 333-05097, 333-17629, 333-18619, 333-39305, 333-39303, 333-71693, 333-31098, 333-31096, 333-35818, 333-54308, 333-56690, 333-72244, 333-97759, 333-98193, 333-88990, 333-110135, 333-110136, 333-124483, 333-127112, 333-133731 and 333-148918 on Form S-8 of Olin Corporation of our report dated February 20, 2008, with respect to the financial statements of the SunBelt Chlor Alkali Partnership included in the Annual Report (Form 10-K) of Olin Corporation for the year ended December 31, 2007.

/s/ ERNST & YOUNG LLP

Cleveland, Ohio
February 26, 2008